Exhibit 26


                  Agreement, dated as of April 23, 1996, among the entities listed on Exhibit 1 (collectively, the "Investor Group"), General Electric Company, a New York corporation ("GE"), having an address at 125 Park Avenue, 9th Floor, New York, New York 10017, and National Broadcasting Company, Inc., a Delaware corporation ("NBC", and together with GE, "GE/NBC"), having an address at 30 Rockefeller Plaza, New York, New York 10112.


                             W I T N E S S E T H:

                  A. NBC is a tenant under a Consolidated Lease, dated as of December 1, 1988 (the "Consolidated Lease"), between Rockefeller Center Properties ("RCP"), a New York partnership, as landlord, and NBC, as tenant, relating to the buildings located at and known as 30 Rockefeller Plaza (the "Tower Building"), and adjacent building (the "Studio Building"), and 1250 Avenue of the Americas (the "RCA-West Building"). The Tower Building, the Studio Building and the RCA-West Building are referred to herein collectively as the "Buildings", and the Buildings, together with the land underlying the same is referred to herein as the "Real Property". The term of the Consolidated Lease expires in 2015 and the premises demised thereunder will then become subject to a further lease with respect to the premises in the Tower Building (the "Tower Lease") and with respect to the premises in the Studio Building and the RCA-West Building (the "Studio West Lease"), which leases were between RCP, as landlord, and NBC, as tenant, and dated December 1, 1988. NBC is also a party to a certain lease dated as of February 1, 1990 (the "Additional Space Lease"), between RCP, as landlord, and NBC, as tenant, affecting certain additional floors in the Tower Building, as thereafter amended, and to a certain lease dated as of March 2, 1995 (the "Second Floor Lease"), between RCP, as landlord, and NBC, as tenant, affecting a portion of the second floor in the Tower Building. As used herein, "NBC Leases" shall mean, collectively, the Consolidated Lease, the Tower Lease, the Studio West Lease, the Additional Space Lease and the Second Floor Lease, and the space demised under the NBC Leases (the "NBC Premises") is described on Exhibit 3 hereto. The Tower Lease, Studio West Lease, the Additional Space Lease and the Second Floor Lease are for a term ending September 30, 2022, with an option to extend the terms thereof to September 30, 2032, and a further option to extend the terms thereof to February 28, 2042. As used herein the term "Center" shall mean that portion of Rockefeller Center comprised of the twelve landmarked buildings and connecting underground concourses, a parking garage, public spaces, an ice-skating rink, Radio City Music Hall and the underlying land bounded by Fifth Avenue and Avenue of the Americas, and West 48th and West 51st Streets.

                  B. NBC is also the tenant under the Lease, dated as of November 1, 1993, between RCP and NBC, affecting Studio 1A in 10 Rockefeller Plaza, together with certain ancillary agreements relating to adjacent areas and facilities (collectively, the "Studio 1A Lease").

                  C. NBC is also the licensee or beneficiary of certain licenses, use and space agreements relating to its use of the NBC Premises and facilities in the Buildings, all of which ancillary agreements now in effect are deemed appurtenant to and part of the NBC Leases.

                  D. The Real Property is subject to a certain amended and restated ground lease (the "Ground Lease") dated as of October 1, 1973, by and between RCP Associates, a New York general partnership ("RCPA"), as ground lessor (as successor to The Trustees of Columbia University in the City of New
York), and RCP, as ground lessee (as successor to Rockefeller Center, Inc.), which Ground Lease, by a certain subordination agreement dated as of December 1, 1988 (the "Ground Lease Subordination"), recognized the provisions of the Overlease Agreement, the Condominium Declaration, and the NBC Leases (each as herein defined).

                  E. Rockefeller Center Properties, Inc. ("RCPI"), is the holder of certain mortgage liens on the Real Property, as well as the other portions of Rockefeller Center generally known as the "Landmarked Properties" (as set forth in Exhibit 2 hereto). The Real Property is also subject to the provisions of a Declaration of Condominium made by RCP and its ground lessor as of December 1, 1988 (the "Condominium Declaration"), which imposed a condominium regime upon the Buildings. Pursuant to such condominium regime, each floor in the Buildings generally constitutes a unit under the Condominium Declaration, as more fully provided therein.

                  F. Pursuant to certain agreements with the New York City Industrial Development Agency ("IDA"), the condominium units which constitute certain of the floors in the Buildings which are subject to the NBC Lease (excluding the 22nd, 23rd and 49th floors in the Tower Building (the "Excluded Units")) have been conveyed to, and are owned by, IDA, a public benefit corporation of New York State, and are made subject to a certain overlease agreement, dated as of December 1, 1988, between IDA, as owner of such units and as overlandlord, and RCP, as tenant (the "Overlease Agreement"). RCPA has a reversionary interest (the "Reverter") in all of the condominium units owned by IDA.

                  G. Further pursuant to a Facilities Lease, dated as of December 1, 1988 (the "Facilities Lease"), between IDA, as landlord, and NBC, as tenant, certain personal and other tangible property located in the Buildings is owned by IDA.

                  H. By virtue of ownership of the condominium units to which the Overlease Agreement and the NBC Leases apply, no New York City real property tax payments are required for NBC condominium units owned by IDA.
NBC is party to a PILOT Agreement dated as of December 1, 1988, between IDA, the City of New York, and NBC (the "PILOT Agreement"), providing for payments in lieu of tax with respect to the occupancy of each of said condominium floor units. By collateral assignment instruments, RCPI, RCP and RCPA have furnished to IDA security for its rights with respect to the payments required to be made by NBC under the PILOT Agreement.

                  I. RCP and RCPA, the current owners of Rockefeller Center, have filed for protection as debtors under 11 U.S.C. Sections 101 et seq.

                  J. The Investor Group, through its proposed control of the proposed successor to the assets and liabilities of RCPI (such successor, the "Successor Owner"), is seeking to acquire the Landmarked Properties.

                  K. Subject to, and in accordance with, the terms and conditions hereinafter set forth:

                     1. Effective upon the execution and delivery hereof, NBC is willing (i) to waive its rights to file a motion in the RCP/RCPA bankruptcy proceedings objecting to the assumption by RCP and assignment to the Successor Owner of the NBC Leases and the Studio 1A Lease (except to the limited extent required to preserve its previously filed claim (in the original amount of approximately $16 million)) and, (ii) generally to cooperate with the Investor Group in its acquisition of the Landmarked Properties in the manner described and provided in the reorganization plan and this Agreement;

                     2. The Investor Group is willing to cause RCPI to designate GE/NBC or an Affiliate (as such term is defined in the NBC Leases) of GE or NBC as the transferee under the reorganization plan from RCP and RCPA of, and GE/NBC is willing to acquire either directly or through an Affiliate (as such term is defined in the NBC Leases) from RCP and RCPA, the following:

                         a. the Reverter held by RCPA,

                         b. the Excluded Units,

                         c. the interest of RCP as tenant under the Overlease
                  Agreement,

                         d. the interest of RCP, as landlord, under the NBC
                  Leases, for condominium units owned by IDA and for the Excluded Units

            (the interests described in (a), (b), (c) and (d) above, as modified in accordance with the other terms hereof, including
            Section 5(a), the "Specified Interests"), for a payment by GE/NBC of $440,000,000 (the "Purchase Price"), to be paid to the Successor Owner in the manner contemplated by the reorganization plan and order of confirmation of such reorganization plan. Such transfer and acquisition (the "Transfer") shall occur concurrently with the Successor Owner's acquisition of the balance of the Landmarked Properties in the RCP/RCPA bankruptcy proceedings on the effective date of the RCP/RCPA reorganization plan (the "Effective Date").

                     3. The Successor Owner and NBC are willing to amend the Studio 1A Lease in the manner hereinafter set forth, effective concurrently with the Transfer.

                  NOW, THEREFORE, the parties agree as follows:

                  1. Documentation. The parties, subject to the conditions hereinafter set forth (including Section 5 hereof), will commence the preparation of mutually acceptable documents conforming to the understandings set forth herein, and will negotiate and execute, in good faith and with reasonable diligence, definitive, implementing documentation in customary form, reflecting the provisions of this Agreement, the continued ownership by IDA of such portions of the NBC Premises as are currently owned by the IDA (other than the Excluded Units and/or such other floors as may hereafter revert to RCPA pursuant to the Reverter) and such other provisions as the parties shall agree upon. While the parties have endeavored to raise, and resolve in the manner prescribed hereby, the material issues related to the Transfer, the Studio 1A Lease modifications and the other transactions contemplated herein (collectively, the "Proposed Transactions"), the parties recognize that there may be other material terms that may arise in documenting the Proposed Transactions, and the parties' agreement with respect to such other material issues shall be a condition to each party's obligation to consummate the Proposed Transactions.

                  2. NBC Estoppel. Concurrently with the execution and delivery hereof, NBC will execute and deliver the estoppel attached hereto as
Exhibit 4, which shall be effective upon such delivery.

                  3. NBC Actions. Effective upon the execution and delivery hereof, NBC hereby agrees that it shall not object to the assumption by RCP and assignment to the Successor Owner of the NBC Leases or the Studio 1A Lease or object (except to the limited extent required to preserve its previously filed claim (in the original amount of approximately $16 million)) to the confirmation of the reorganization plan (provided that the same does not conflict with this Agreement), and that it will reasonably and promptly cooperate, at the request of the Investor Group, in and out of the bankruptcy court proceedings in respect of RCP and RCPA, in respect of the Investor Group's objectives. The foregoing is not intended to, and shall not, preclude NBC's pursuit of its approximately $16,000,000 pending claim against RCP, provided that NBC hereby agrees that it will consider, and respond reasonably, to proposed procedures and arrangements whereby recovery of any amounts that may be owed to NBC in respect of its claim can be secured or reasonably assured of payment to NBC, without delaying or otherwise prejudicing the progress of the RCP/RCPA bankruptcy proceedings. Further, except as may be provided in this Agreement, neither the Investor Group nor NBC shall be bound, or prejudiced by, any decision, order, interpretation, determination, settlement or compromise or any other resolution of any sort with respect to such claim by NBC that may be imposed on or agreed to by the parties to such disputes.

                  4. Management Authorization Letter. (a) Concurrently with the execution and delivery hereof, the Investor Group will give its approval to RCP to implement the following Building lease administration matters under the NBC Leases, which authorization shall be effective whether or not the Proposed Transaction and Transfer are consummated:

                  (i) implementation of System Assumption effective April 1,
            1996 for

                     (A) HVAC fan systems on floors 21, 22, 23, 25, 26 and
            part of the 2nd floor, as described in the draft letter furnished by RCP to NBC on February 20, 1996 and providing for an annual rent credit as set forth on Exhibit 5,

                     (B) assumption of the elevator systems described in the
            draft letter from RCP to NBC, dated February 20, 1996 and providing for the annual rent credit for such systems as set forth on Exhibit 5, and

                     (C) assumption of the window washing systems in the
            Buildings as described in the draft letter from RCP to NBC, dated February 20, 1996 and providing for the annual rent credit as set forth on Exhibit 5.

                  (ii) review and consideration of any proposed subleasing transaction in the manner provided in and in accordance with the NBC Leases, subject, however, to the provisions of Paragraph II of Annex A of this Agreement (including Schedule I to Annex A).

                  (b) From and after the date on which either (x) the Proposed Transactions and the Transfer are consummated or (y) the Landmarked Properties are transferred to the Successor Owner (even if the Transfer does not occur), in either case until December 31, 1997, NBC may elect a Systems Assumption for the Chilled Water System and Electrical Distribution System serving the RCA-West Building, the Studio Building and the first eighteen floors of the Tower Building and (in the case described in clause (y) above) shall be entitled to the annual rent credit for such systems as set forth on Exhibit 5, all on the terms and conditions of the NBC Leases, but notwithstanding the fact that the Final Exercise Date provided in the NBC Leases has already passed;

                 (c) Upon a System Assumption described in clauses a(i) or (b) above, GE/NBC shall pay to the Investor Group the full amount set forth on
Exhibit 5 attached to this Agreement in respect of such system (which are to be reimbursed to "Landlord" under the NBC Leases for "Assumable Systems"); provided, however, that with respect to the assumption of the elevator system, GE/NBC shall pay the amount set forth on Exhibit 5 in equal monthly installments of $17,475.00 each. The annual rent credits referred to in clauses (a)(i) and (b) above shall apply only from the period commencing on April 1, 1996, with respect to the Systems listed in paragraph 4(a)(i), or the date of the System Assumption with respect to any other Systems and ending on the earlier of (x) the date on which the Transfer occurs and (y) September 30, 1997 if no Transfer occurs. No rent credit shall be payable with respect to any System Assumption made on or after the Transfer.

                  5. The Proposed Transactions Generally. The documentation for the Transfer, the Studio 1A Lease modification agreement and other agreements necessary to consummate the Proposed Transactions will reflect the following:

                  (a) Generally. Subject to the terms and conditions herein set forth, GE/NBC will acquire, and the Investor Group will cause RCPI to designate GE/NBC as the transferee from RCP and RCPA of, the Specified Interests. It is the parties' understanding that, unless otherwise agreed by the Investor Group, the Specified Interests to be conveyed to GE/NBC will reflect substantially the same rights of possession and access as are currently granted to NBC under the NBC Leases with respect to the NBC Premises except as follows:

                     (i) at or prior to the Transfer, the condominium's
            undivided interest in the ground floor lobbies (and, to the extent applicable, the underground concourses) in the Buildings which now constitute part of the "common elements" shall either at the option of the Successor Owner (x) be made subject to a nominal lease and management agreement with Successor Owner or its designee for $1 per year, subject, however, to any Preservation Agreement or Landmark Commission designation for such ground floor lobbies (as the same may be modified or waived), or (y) be reconstituted as a separate condominium unit to be owned by the Successor Owner or its designee, and in either such case, the condominium owners shall have no rights except for necessary easements of access, passage, ingress and egress;

                    (ii) the condominium governance documents, including
            the Condominium Declaration and Condominium By-laws, shall be supplemented by an Occupancy Agreement pursuant to Section 5(c) of this Agreement to provide for those limiting provisions now contained in the NBC Leases and as contemplated or modified herein which shall apply to occupancy and use by NBC of the units relating to the Specified Interests to be acquired by GE/NBC under this Agreement to wit, (i) the physical description of condominium units, (ii) the use to which NBC may put the NBC Premises, (iii) the requirements applicable to subleasing or permitted occupancy of portions of the NBC Premises, (iv) the manner in which changes and alterations may be made in the NBC Premises, (v) similar matters relating to operation of the NBC Premises and (vi) other matters agreed to by the parties pursuant to Section 5(c) of this Agreement, provided, however, except as contemplated in this Agreement, no such limitations not already contained in such condominium governance documentation or in the NBC Leases shall be imposed, unless consented to by NBC, and further, provided that the condominium governance documents shall provide that (x) NBC as seller/lessee may engage in a bona fide sale and leaseback transaction or other similar financing transaction so long as NBC remains in occupancy after the conclusion thereof with respect to the purchased condominium units and (y) NBC may effect a sale or long term lease of a portion of the condominium units subject to the terms hereof including the restrictions on subletting contained in Schedule I to Annex A;

                   (iii) GE/NBC and the Successor Owner shall effect and
            implement such necessary changes in the condominium governance documentation as may be required or appropriate to give effect to this Agreement, including the provisions contained in Annex A and Annex B;

                    (iv) to the extent that the existing condominium
            documentation provides to the owners of the units comprising the NBC Premises greater physical or area rights of possession or access in the Buildings than NBC enjoys under the applicable provisions of the NBC Leases, Successor Owner and GE/NBC shall, by one or more Occupancy Agreements, conform the prospective rights of GE/NBC, as owner, to the existing rights of NBC under the applicable provisions of the NBC Leases; and

                    (v) effective with the closing of the Transfer, the Ground
            Lease shall be terminated with respect to the Buildings and the underlying land.

                  (b) Timing. The parties will endeavor to provide that the Transfer occurs on or before April 30, 1996, it being agreed that the Transfer must occur pursuant to the RCP/RCPA reorganization plan on the Effective Date, provided that the date of April 30, 1996 shall be subject to extension (but in no event beyond May 31, 1996, unless otherwise mutually agreed to by the parties) to the extent required to cause the Transfer to coincide with the Effective Date. Following execution of this Agreement, the parties shall undertake in good faith a review of all existing condominium governance documents, and the drafting, negotiating, and agreement to any other documents which may be required, including such documents as may be necessary to conform to the IDA unit ownership on a continued basis, to permit closing of the Transfer in accordance with this paragraph (b), and the Effective Date will be simultaneous with the Transfer.

                  (c) Occupancy Agreements. The parties will review each of the provisions now contained in the NBC Leases and all existing licensing agreements (including ancillary and engineering agreements) relating thereto in an attempt to reach mutual agreement regarding which of such provisions, and any other provisions, will be embodied, or modified and embodied, in an amended condominium declaration, restrictive covenants, reciprocal easement and operating agreements or other agreement or instruments running with the land (collectively, the "Occupancy
Agreements") binding on GE/NBC (as to the NBC Premises (which, for clarification, does not include Studio 1A)), and the Successor Owner (as to the balance of the Landmarked Properties) subsequent to the Transfer. Certain terms relating to the Occupancy Agreements are described in Annex A and Annex B (incorporated herein by reference). The parties confirm that in general the review and restatement of the provisions of the NBC Leases shall, except as specifically provided in this Agreement or as may be inconsistent with this Agreement, continue the occupancy rights, liabilities, and obligations of NBC with respect to the Buildings, but the parties acknowledge that the required new format may necessarily require certain changes, which they agree to negotiate in good faith to reach agreement.

                  (d) Intentionally Omitted.

                  (e) Coordination of Landmarked Properties. The Occupancy Agreements will implement and contain those provisions hereof or of the NBC Leases relating to common areas of the Buildings or of the Landmarked Properties, or the Landmarked Properties as a whole, which by their terms express an intention to bind successors and assigns (and not just the Successor Owner), such other parties to be bound by an Occupancy Agreement running with the land.

                  (f) Studio 1A. NBC shall have four 5 year renewal options, beginning in 2003, to rent the premises at 90% of FMV, and otherwise on the same terms and conditions as set forth in the existing Studio 1A lease, provided that the demised space will be used for an NBC broadcasting studio or a similar use consistent with a premier office location and that contributes to the promotion of the Landmarked Properties as a "media center" and a tourist- destination facility in a similar manner that the use of Studio 1A currently does.

                  (g) Tax Treatment. The parties shall agree to treat the Proposed Transactions for tax purposes consistently with their respective forms as set forth herein.

                  (h) Possible Escrow Close. The Investor Group shall cooperate with any proposal GE/NBC may make in respect of a closing of the Transfer in escrow, with title to pass on or about January 2, 1997; provided that under no circumstances shall the Investor Group be required to agree to any proposal that impairs in any material respect any right or benefit of the Investor Group hereunder, or increases in any material respect any obligation of the Investor Group hereunder, or creates a material liability or risk of liability and, without limiting the foregoing, any such proposal shall provide that (i) there shall be no condition to the release of such escrow other than the passage of time, (ii) the Purchase Price shall be irrevocably paid in full to the Successor Owner in the manner contemplated by the reorganization plan no later than the delivery of the deed into escrow, which shall be the date otherwise contemplated herein for the closing of the Transfer, and (iii) there shall be no transfer or other taxes or other costs or expenses payable by the Investor Group arising out of or in connection with any such closing in escrow.

                  (i) Radio City Music Hall. The provisions of Article Thirty-Ninth of the Consolidated Lease and the Tower Lease shall no longer apply.

                  (j) Subletting. The provisions of the third full paragraph of Article Thirtieth of the Consolidated Lease shall no longer apply.

                  (k) Net Lease Period. References throughout this Agreement to the provisions of the NBC Leases shall mean references to the NBC Leases during the Net Lease Period, except where the context otherwise requires.

                  (l) No Upgrade Obligations. Landlord's obligations to upgrade building services or systems (Sections 5, 20, 25(11), 25(23), 28B(d), 28F or in other provisions of the Consolidated Lease) shall no longer apply.

                  (m) Limitations on Right to Lease. The limitations on landlord's right to lease space for broadcasting or the business of broadcasting set forth in the first eight lines of Article Thirty-Fourth of the Consolidated Lease shall no longer apply.

                  (n) Signs. The reference to 500,000 rentable square feet of the Leased Space in the second paragraph of Article Thirty-Fifth will be deemed to refer to 300,000 rentable square feet of the Leased Space.

                  (o) Other.

                     (A) Successor Owner will cooperate, at no expense to
            Successor Owner, with NBC in transferring the NBC Premises to any GE Affiliate (at any time) in a manner that would not be subject to transfer tax and any GE Affiliate may exercise the right of GE/NBC to acquire the Specified Interests and the NBC Premises pursuant to this Agreement in each case so long as NBC remains in occupancy after the conclusion thereof.

                     (B) The parties will work together to structure the
            employment of the service employees of the Center to minimize NYC sales tax obligations to NBC and the Successor Owner.

                     (C) At the request of NBC, but at no cost to Successor
            Owner and to the extent feasible, the parties will cooperate in effecting the Transfer to an entity designated by GE/NBC under a financing transaction so long as NBC remains in occupancy after the conclusion thereof.

                  6. Default; Liquidated Damages. If GE/NBC, on the one hand, or the Investor Group, on the other hand, defaults on its obligation to close on the Transfer or to modify the Studio 1A Lease in accordance with the terms hereof (it being agreed that a failure of a condition set forth herein to a party's obligation to so close on the Transfer or modify the Studio 1A Lease shall excuse such party's failure to do so), the defaulting party shall pay the other party, as such other party's sole and exclusive remedy, liquidated damages of THREE MILLION DOLLARS ($3,000,000.00), it being agreed and acknowledged that owing to the difficulty, inconvenience, and uncertainty of ascertaining actual damages for such default, such damages would be impossible or impracticable to calculate, provided that in the event either GE/NBC or the Investor Group files suit to enforce the other party's obligation to pay such liquidated damages, the prevailing party in such suit shall be entitled to recover reasonable attorneys' fees and costs of court incurred in connection therewith.

                  7. Costs; Brokers; Taxes. Except as expressly provided herein, all fees incurred by each party, including attorneys' fees, shall be the sole cost of such party (it being acknowledged that any fees payable to CS First Boston (or its affiliates) shall be borne by GE/NBC and any fees payable to Goldman, Sachs & Co. (or its affiliates) shall be borne by the Investor Group). Each of GE/NBC and the Investor Group (each, an "indemnitor") will indemnify and hold the other harmless from and against any claim made by any broker with whom such indemnitor has had dealings with respect to the transactions contemplated herein. It is the parties' understanding and expectation that no state and city transfer tax and no state transfer gains tax shall be payable by either the Successor Owner (or any affiliate thereof, including the Investor Group) or GE/NBC in connection with the Transfer or related transactions and the parties shall cooperate in preparation, execution and filing of any necessary tax returns or gains tax questionnaire forms relating to the Transfer. In the event any transfer tax or transfer gains tax shall be imposed, subject to Section 5(h), the protest thereof and payment of any tax finally assessed shall be the responsibility of the Successor Owner; provided, however, the Successor Owner's obligations to close on the Transfer shall be subject to its satisfaction as to the absence of any transfer tax and transfer gains tax liability.

                  8. Conditions to Close.

                  (a) Conditions to GE/NBC. The obligations of GE/NBC to close on the Transfer shall be subject to the following conditions:

                     (i) No occurrence of any material adverse change with
            respect to the NBC Premises, the IDA agreements, the ability of the Investor Group to consummate the merger and acquire the Center (except to the extent any of the same arises from the failure of NBC to perform its contractual obligations under the NBC Leases or otherwise).

                    (ii) The performance by the Investor Group of those actions to be performed hereunder by the Investor Group at or before the close of the Transfer (except to the extent any such nonperformance is the result of any default on the part of GE/NBC hereunder).

                   (iii) The receipt of any required IDA approval (including
            board approval) regarding the Transfer, including any related documents required to maintain substantially the same economics as NBC would have enjoyed under the existing structure.

                    (iv) The receipt by GE/NBC of an executed FIRPTA affidavit from the Successor Owner and RCP.

                     (v) Any other condition to GE/NBC's obligations provided
            for elsewhere in this Agreement.

                  (b) Conditions to Investor Group. The obligations of the Investor Group to cause the Transfer shall be subject to the following conditions:

                     (i) No occurrence of any material adverse change with
            respect to GE, NBC, the NBC Premises, the IDA agreements or the Center.

                    (ii) The performance by GE/NBC of those actions to be
            performed hereunder by GE/NBC at or before the close of the Transfer (except to the extent any such nonperformance is the result of any default on the part of the Investor Group hereunder).

                   (iii) The receipt, on or before May 14, 1996, of any
            required IDA board approval regarding the Transfer, and the receipt of all other necessary IDA consents to the Transfer, including any related documents required to maintain substantially the same economics as NBC would have enjoyed under the existing structure; provided that GE/NBC agrees to use all reasonable efforts to obtain all such approvals and consents as soon as possible after the date hereof including those which maintain such existing economics and structure.

                    (iv) The receipt of any exemptive relief required of the
            New York State Attorney General's Office in connection with the modification of the existing condominium declaration or the Transfer.

                     (v) The consummation of the merger with RCPI and the
            Successor Owner's acquisition of the balance of the Landmarked Properties in accordance with a RCP/RCPA reorganization plan approved by the Investor Group (provided nothing herein shall be construed as requiring the consummation of the merger concurrently with or subsequent to the closing on the Transfer).

                    (vi) Any other condition to the Investor Group's
            obligations provided for elsewhere in this Agreement.

                  9. GE and NBC Responsible for the Other. A default hereunder on the part of GE or NBC shall be deemed to be a default on the part of both such parties.

                  10. Limitation of Liability of the "Investor Group". Notwithstanding anything herein to the contrary, nothing herein shall be construed as imposing on the Investor Group, or as representing the Investor Group's agreement to assume, any liability or any obligation for any agreement made or contemplated to be made herein (whether before or after the consummation of the Transfer) by the Successor Owner or, except as provided in Sections 6 and 7 and Section 4(a) (to the extent of the granting by the Investor Group of the authorization set forth therein), the Investor Group.
In addition, as used herein, unless otherwise expressly provided, Successor Owner shall refer only to the owner of the Landmarked Properties or the portion in question for so long as the Investor Group controls such entity, except to the extent that the provisions of the Occupancy Agreement are intended under this Agreement to run with the land and be binding upon such other owners. Notwithstanding anything herein to the contrary and in no way limiting the foregoing provisions of this Section 10, the Investor Group shall have no liability under this Agreement from and after the consummation of the Transfer.

                  11. GE Board Approval. It is understood by the Investor Group that the Board of Directors of GE has not approved the Proposed Transactions on behalf of GE. GE will submit the Proposed Transactions for the consideration of its board of directors no later than April 23, 1996. The Investor Group acknowledges that the approval of the Proposed Transactions shall be a condition to GE/NBC's obligation to close on the Transfer in accordance herewith, subject to the immediately succeeding sentence. Unless GE/NBC notifies the Investor Group on or before the close of business on April 24, 1996, that such board approval has not been obtained, the condition described in the immediately preceding sentence shall be deemed satisfied. If such board approval is not given on or before April 23, 1996 (as the same may be extended by the Investor Group), the Investor Group shall be permitted to terminate this Agreement.

                  It is expressly understood that certain Board members of GE have reviewed the proposed transaction prior to the execution of this Agreement.

                  12. Certain Provisions Herein Deemed "Settlement" Discussions. The parties agree that until such time, if any, as the Proposed Transactions shall be consummated, the provisions herein that purport to modify the NBC Leases or any other agreement currently existing between or among NBC, RCP, RCPA, RGI or RCPI, or any other party, shall not be viewed as an admission that the effectiveness of this Agreement is required to cause the NBC Leases or other agreement in question to conform to such modified terms, or the converse, and this Agreement shall be viewed, with respect to the NBC Leases or such other agreement, in the manner of settlement discussions between the parties and inadmissible as evidence to prove the interpretation of a provision in the NBC Leases or such other agreement. The foregoing, however, shall in no manner affect the effectiveness of the estoppel being delivered concurrently herewith or the provisions of Sections 3 and 4 hereof.

                  13. Notices. Any notice, request, demand, instruction or other communication to be given to either party hereunder shall be in writing, and shall be deemed to be delivered upon the earlier to occur of (i) actual receipt if delivered by hand, (ii) the third Business Day after deposit in registered or certified United States Postal Service mail, return receipt requested, postage prepaid, (iii) the first business day after pickup by nationally recognized overnight courier, or (iv) upon receipt, by facsimile (after facsimile or voice confirmation of receipt thereof), in each case, addressed as follows:

              If to GE/NBC:

              Mr. Warren Jenson
              Chief Financial Officer
              National Broadcasting Company
              30 Rockefeller Plaza
              New York, New York  10112
              Telephone: 212-664-7088
              Facsimile:  212-246-5430

              Mr. Larry Rutkowski
              Vice President
              National Broadcasting Company
              30 Rockefeller Plaza
              New York, New York  10112
              Telephone: 212-664-5664
              Facsimile: 212-765-3575

              Mr. Charles Schoenherr
              Regional Vice President
              General Electric Capital Corporation
              125 Park Avenue, 9th Floor
              New York, New York  10017
              Telephone:  212-850-8525
              Facsimile:  212-573-9734

              with copies to:

              Stephen Stander, Esq.
              Senior Vice President - Law
              National Broadcasting Company
              30 Rockefeller Plaza
              New York, New York  10112
              Telephone: 212-664-5107
              Facsimile: 212-664-6572

              Cahill Gordon & Reindel
              80 Pine Street
              New York, New York 10005
              Attention:  Lawrence A. Kobrin, Esq.
              Telephone:  212-701-3337
              Facsimile:  212-269-5420


              If to the Investor Group:

              Whitehall Street Real Estate Limited Partnership V
              85 Broad Street
              New York, New York  10004
              Attention:  Mr. Ralph Rosenberg
              Telephone:  212-902-1085
              Facsimile:  212-902-3000

              Tishman Speyer Properties, L.P.
              520 Madison Avenue
              New York, New York  10022
              Attention:  Mr. Geoffrey P. Wharton
              Telephone: 212-715-0301
              Facsimile: 212-752-6349

              Exor Group S.A.
              Voltastrasse, 61
              Zurich, Switzerland  CH804-1
              Attention:  Siegfried Maron
              Facsimile:  011-41-1-262-4212

              Peter W. Herman, Esq.
              Milbank, Tweed, Hadley & McCloy
              One Chase Manhattan Plaza
              New York, New York  10005
              Telephone: 212-530-5743
              Facsimile: 212-530-5219

              Mr. Andreas Dracopolous
              Troutlet Investments Corporation
              39 East 51st Street
              New York, New York  10022
              Telephone: 212-486-7484
              Facsimile: 212-843-9732

              with copies to:

              Sullivan & Cromwell

                        prior to May 10, 1996:
                        250 Park Avenue
                        New York, New York  10177
                        Attention:  Arthur S. Adler
                        Telephone:  212-558-3960
                        Facsimile:  212-558-3792

                        from and after May 10, 1996:
                        125 Broad Street
                        New York, New York  10004
                        Attention:  Arthur S. Adler
                        Telephone:  212-558-3960
                        Facsimile:  212-558-3588

              Schulte, Roth & Zabel
              900 Third Avenue
              New York, New York 10022
              Attention:  Burton Lehman
              Telephone:  212-758-0404
              Facsimile:  212-593-5955

              Paul, Weiss, Rifkind, Wharton & Garrison
              1285 Avenue of the Americas
              New York, New York  10019-6064
              Attention:  Ernest Rubenstein
              Telephone:  212-373-3342
              Facsimile:  212-757-3990


The addresses and addressees for the purpose of this Section may be changed (and the number of addressees, up to a maximum of eight (8) in the aggregate per party, may be increased) by either party by giving written notice of such change to the other party in the manner provided herein.

                  14. Counterparts. This Agreement may be executed in any number of identical counterparts.

                  15. Entire Agreement and Modification. This Agreement constitutes the entire agreement between GE/NBC and the Investor Group with respect to the subject matter hereof and supersedes all prior agreements and understandings (if any) relating to the subject matter hereof except for those agreements, certificates and other writings (if any) being executed contemporaneously herewith. This Agreement cannot be amended, modified or altered, or any provision waived, except by an agreement in writing executed by all parties hereto.

                  16. Binding Effect. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective permitted assigns.

                  17. No Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

                  18. Headings. Paragraph headings are for convenience of reference only and shall in no way affect the interpretation of this Agreement.

                  19. Including; Herein, Hereof etc. As used herein: the term "including" or "include" shall be deemed to be followed by the phrase "without limitation", and, unless the context shall otherwise require, the terms "herein", "hereunder" and "hereof" shall each refer to this Agreement as a whole (including any attachments incorporated herein by reference) and not to the particular section or provision in which such term is used.

                  20. Governing Law. THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK SHALL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT.

                  21. Obligations. Subject to Section 10, the obligations of each of the members of the Investor Group hereunder shall be several, i.e., each member of the Investor Group shall be responsible only for its pro rata share (based on its percentage set forth in Exhibit I hereto) of the obligation in question, and each member of the Investor Group which is not a resident or domiciliary of the State of New York hereby consents to service of process and the jurisdiction of the appropriate courts sitting within the State and City of New York and hereby appoints the person designated opposite such member's name on Exhibit 1 hereto as such member's duly authorized agent for service of process in the State of New York.

                  22. Authorization to Execute Stipulation. The Investor Group hereby authorizes Karen E. Wagner, Esq. to execute on its behalf an agreement in the form attached hereto as Exhibit 6.

                  23. Publicity. No party to this Agreement shall disclose any of the specific terms of this Agreement (other than the identity of the parties to the Agreement) to any third party without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed, except as may be required by law or court order and except to such party's counsel, accountants and other advisers, RCPI, RCP and RCPA and in connection with the confirmation of the Plan. Any such disclosure shall be made under arrangements which preserve, to the extent reasonably possible, the confidentiality provided in this paragraph.

                         Whitehall Street Real Estate Limited Partnership V

                         By: WH Advisors, L.P. V, general partner

                            By: WH Advisors, Inc. V, general partner


                                By:  _________________________
                                      Authorized Signatory



                         Rockprop L.L.C.


                         By: _______________________________
                               Name:
                               Title:

                         Prometheus Investors, L.L.C.,
                         a Delaware limited liability corporation


                            By Rock-Prometheus Corporation,
                            its Manager


                            By:_______________________________
                                Peter W. Herman
                                Vice President


                         Troutlet Investments Corporation


                         By:_______________________________
                            Name:  Squire N. Bozorth
                            Title: Attorney-in-Fact


                         Gribble Investments (Tortola) BVI, Inc.


                         By: ______________________________
                             Squire N. Bozorth
                             Attorney-in-Fact


                         Weevil Investments (Tortola) BVI, Inc.


                         By: ______________________________
                             Squire N. Bozorth
                             Attorney-in-Fact


                         Exor Group S.A.


                         By: ______________________________
                             Name:
                             Title:


                         General Electric Company


                         By: ______________________
                             Name:
                             Title:


                         National Broadcasting Company, Inc.


                         By: ______________________
                             Name:
                             Title: